Exhibit 5.1
to Registration Statement

[Letterhead of Jones, Walker, Waechter, Poitevent, Carrère & Denègre,  L.L.P.]

March 22, 2010

CenturyTel, Inc.
100 CenturyLink Drive
Monroe, Louisiana  71203

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to CenturyTel, Inc., a Louisiana corporation (“CenturyTel”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by CenturyTel. The Registration Statement relates to the registration of 750,000 shares of CenturyTel’s common stock, par value $1.00 per share (the “Common Stock”) .  In connection with rendering the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (i) the amended and restated Articles of Incorporation of CenturyTel dated as of July 1, 2009; (ii) the amended and restated Bylaws of CenturyTel dated as of July 1, 2009; (iii) the resolutions adopted by the Board of Directors of CenturyTel on May 28, 2009 (the “Board Resolutions”); and (iv) such other records of CenturyTel, certificates of CenturyTel’s officers and public officials, and such other documents as we have deemed relevant.  As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of CenturyTel and documents furnished to us by CenturyTel without independent verification of their accuracy.  We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing and subject to the following qualifications and comments, we are of the opinion that:

1.  CenturyTel is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite corporate power to issue the Common Stock; and

2.  Upon issuance in the manner described in the Registration Statement, the Common Stock will be legally issued, fully paid and non-assessable.

The opinions rendered herein are specifically limited to currently applicable laws of the State of Louisiana as they relate to the opinions expressed herein. We express no opinion as to the application of the securities or blue sky laws of the various states to the sale of any shares of Common Stock.

This letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  This letter speaks only as of the date hereof.  We assume no obligation to revise or supplement this letter should the presently applicable laws be changed by legislative action, judicial decision or otherwise.

We consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us in the prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the general rules and regulations of the Commission.

                                                                                                     Very truly yours,

                                                                                                      /s/ Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
                                                                                                                                                                                            Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.